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                                                                     Exhibit 5.2


INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX  75242
                                    Employer Identification Number:
                                         84-1139122
Date:  OCT 08 1992                  File Folder Number:
                                         840018880
                                    Person to Contact:
                                         ROBERT PAUL
INCOME SECURITY GROUP INC           Contact Telephone Number:
3200 CHERRY CREEK SO DR 640              (512) 794-3160
DENVER, CO  80209                   Plan Name:
                                         REGIONAL PROTOTYPE STD 401K
                                    Letter Serial Number:
                                         D7751249

                                         401(a)(31) Model Amendment
                                         401(a)(17) Model Amendment
Dear Applicant:

     The form of plan, identified above, and the related trust or custodial account are acceptable under sections 401(a), 403(a), and 501(a) of the Internal Revenue Code for use by employers for the benefit of their employees. This letter relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not a determination of the effect of other Federal or local statutes.

     You must furnish a copy of this letter and the enclosed publication to each employer who adopts this plan. You must also send a copy of this letter, a copy of the approved form of the plan, and any approved amentments and related documents to each key District Director of the Internal Revenue Services in whose jurisdiction there are adopting employers.

     The acceptability of the form of the plan is not a ruling or determination on whether an employer's plan qualifies under Code section 401(a). However, an employer who adopts this plan will be considered to have a plan qualified under Code section 401(a) provided all the terms of the plan are followed and the eligibility requirements and contribution or benefit provisions are not more favorable for highly compensated employees than for other employees.

     Except as stated below, the key District Director will not issue a determination letter for this plan.

     This letter does not apply to the form of the plan for purposes of Code section 401(a)(16) if: (1) an employer ever maintained another qualified plan for one or more employees who are covered by the plan, other than a specified paired plan within the meaning of section 4.12 of Rev. Proc. 89-13, 1989-1 C.B. 801; or (2) after December 31, 1985, the employer maintained a welfare benefit fund described in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419(d)(3).

     For purposes of sections 15.02 and 15.03 of Rev. Proc. 89-13, 1989-1 C.B. 801, your application was received before March 31, 1991.
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     Please advise those adopting the plan to contact you if they have any questions about the operation of the plan.

     An employer that has adopted a standardized plan may not rely on this letter with respect to: (1) whether any amendment or series of amendments is nondiscriminatory in effect; or (2) whether the plan satisfies the effective availability requirement of Q & A - 2(a)(3) of section 401(a)-4 of the regulations with respect to any benefit, right or feature; or (3) whether any provision or amendment granting past service credit has the effect of discriminating significantly in favor of highly compensation employees, except to the extent the provision or amendment satisfies the safe harbor in 1.401(a)-5 of the proposed regulations and is not part of a pattern of amendments that discriminates in favor of highly compensated employees.

     An employer that has adopted a standardized plan as an amendment to a plan other than a standardized plan may not rely on this letter with respect to whether a benefit, right or other feature that is prospectively eliminated satisfies the current availability requirements of Reg. 1.401(a)-4 Q & A - 2(a)(2)(ii).

     The employer may request a determination: (1) as to whether the plan, considered with all related qualified plans and, if appropriate, welfare benefit funds, satisfies the requirements of Code section 401(a)(16) as to limitations on benefits and contributions in Code section 415; (2) regarding the nondiscriminatory effect of grants of past service; and (3) with respect to whether a prospectively eliminated benefit, right or feature satisfies the current availability requirements.

     The information in the enclosed addendum is considered an integral part of this letter. Please be sure to read it and also provide a copy of it to each employer who adopts this plan.

     We have sent a copy of this letter to your representative as indicated in your power of attorney.

     If you have any questions on the IRS processing of the case, please call the above telephone number. If you write, please provide your telephone number with the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

     You should keep this letter as a permanent records.

                         Sincerely yours,

                         /s/ Gary O. Booth

                         Gary O. Booth
                         District Director

Enclosure(s)
Publication 1488
Addendum
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INCOME SECURITY GROUP INC


This letter considers the amendments made to comply with Section 5.05 in Revenue Procedure 92-41, 1991-21 I.R.B. 23.

This letter supersedes letter dated September 17, 1992.